                                                                      EXHIBIT 12

          Consolidated Ratios of Earnings to Combined Fixed Charges and
                           Preferred Stock Dividends

         Our consolidated ratio of earnings to fixed charges, including our consolidated subsidiaries, is computed by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before extraordinary items, income taxes and minority interest plus fixed charges, excluding capitalized interest. Fixed charges consist of interest costs, whether expenses or capitalized, the interest component of rental expense, amortization of debt costs, discounts and issue costs, whether expensed or capitalized, and preferred stock dividends. The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

                                                   YEARS ENDED DECEMBER 31,
                                    -------------------------------------------------
                                      2000       1999       1998      1997      1996
                                    -------    -------    -------   -------   -------
Pretax income                       $29,635    $29,171    $25,904   $26,113   $16,834

Fixed charges:
Interest expense (1)                 22,004     21,488     19,272    15,587    17,750
Amortization of debt costs              541        460        437       423       596
Rent expense representing
   an interest factor                    --         --         --        47        47
Preferred stock dividends                --         --         --        --        --
                                    -------    -------    -------   -------   -------

Earnings available for fixed
charges                             $52,180    $51,119    $45,613   $42,170   $35,227
                                    =======    =======    =======   =======   =======

Fixed charges:
Interest expense (1)                $22,004    $21,488    $19,272   $15,587   $17,750
Capitalized interest                     --         --         --        --        63
Amortization of debt costs              541        460        437       423       596
Rent expense representing
   an interest factor                    --         --         --        47        47
Preferred stock dividends                --         --         --        --        --
                                    -------    -------    -------   -------   -------
                                    $22,545    $21,948    $19,709   $16,057   $18,456
                                    =======    =======    =======   =======   =======

RATIO OF EARNINGS TO
FIXED CHARGES                          2.31x      2.33x      2.31x     2.63x     1.91x
                                    =======    =======    =======   =======   =======

(1)  Includes amortization of interest discount on 7.45% and 7.25% Senior Notes.